Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 11, 2020

Ampco-Pittsburgh Corporation Announces Fourth Quarter and Full Year 2019 Results

•	Corporation returns to profitability in Q4 2019 following successful restructuring actions

•	First positive income from continuing operations in 16 quarters

•	GAAP EPS of $0.24 for quarter ended December 31, 2019 versus GAAP net loss per share of $(4.82) in the year ago quarter

Carnegie, PA, March 11, 2020 – Ampco-Pittsburgh Corporation (NYSE: AP) reports sales from continuing operations for the three and twelve months ended December 31, 2019, of $97.0 million and $397.9 million, respectively, compared to $95.8 million and $419.4 million for the comparable prior year periods. For the quarter, sales benefitted from higher sales of mill rolls and heat exchange coils offset by lower sales of forged engineered products for the oil and gas industry. For the year, sales declined principally due to the lower demand of forged engineered products for the oil and gas industry, which more than offset stronger sales of mill rolls.

Income (loss) from continuing operations for the three and twelve months ended December 31, 2019, was income of $3.0 million and loss of $(10.9) million, respectively, compared to losses of $(40.1) million and $(44.9) million for the three and twelve months ended December 31, 2018, respectively. Unusual items affecting comparability are disclosed in the attached non-GAAP financial measures reconciliation schedule.

Excluding these unusual items, adjusted income (loss) from continuing operations (non-GAAP measure) was income of $1.9 million and $5.7 million, respectively, for the three and twelve months ended December 31, 2019, compared to losses of $(2.9) million and $(1.7) million for the same periods of the prior year. The improvement is principally attributable to higher sales of mill rolls, improved manufacturing and operating efficiencies for the domestic forged operations, partially offset by the impact of lower forged engineered products sales to the oil and gas industry.

Other income (expense) for the three months ended December 31, 2019, improved compared to the prior year primarily as a result of foreign exchange gains this year versus losses last year, and higher pension income.

Net income (loss) attributable to Ampco-Pittsburgh for the three and twelve months ended December 31, 2019, was income of $3.1 million, or $0.24 per common share, and loss of $(21.0) million, or $(1.67) per common share, respectively. For the full year 2019, this includes a loss from discontinued operations, net of tax, of $(9.1) million or $(0.72) per common share.

Segment Results

Sales from continuing operations for the Forged and Cast Engineered Products segment declined 2% and 7% for the three and twelve months ended December 31, 2019, compared to prior year, as weaker forged engineered products sales to the oil and gas industry outweighed stronger sales of mill rolls. Despite the declines in forged engineered products sales, the segment’s operating results from continuing operations improved primarily due to elimination of excess costs associated with the Avonmore cast roll facility which was divested in Q3 2019, higher sales of mill rolls, improved manufacturing and operating efficiencies for the domestic forged operations, and a $1.8 million benefit in the current quarter for business interruption insurance proceeds.

Sales for the Air and Liquid Processing segment for the three and twelve months ended December 31, 2019, increased 13% and 3%, respectively compared to prior year. Sales improved for the quarter driven primarily by higher sales of heat exchange coils, and for the full year by higher sales of heat exchange coils and air handling units. Operating results for the segment improved for the three and twelve months ended December 31, 2019, given the $32.9 million asbestos-related charge recorded in Q4 2018. Additionally, operating income for the quarter and year benefitted from higher sales contribution but, for the full year, offset slightly by a weaker product mix.

CEO Commentary

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer, said, “Following a series of strategic restructuring actions to right-size our businesses, improve manufacturing efficiency and reduce operating costs, we are now seeing the benefit to our P&L with a return to profitability in Q4. This result was achieved despite continued weak demand for oil and gas forged products. We took additional cost reduction steps in Q4 and have implemented new initiatives in our European operations which are expected to improve profitability further in 2020.”

McBrayer concluded, “With this phase of major restructuring behind us, we strongly believe we are on the right path for improved performance. We are resourcing for growth and diversification in the forged engineered products business while implementing actions which will further reduce our overall cost structure in 2020. We are focused on streamlining our manufacturing footprint while building on our commercial relationships to help our customers succeed.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, March 12, 2020, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter ended December 31, 2019. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: http://dpregister.com/10139434. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted income (loss) from continuing operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes unusual items affecting comparability, as described more fully in the footnotes to the attached “Non-GAAP Financial Measures Reconciliation Schedule,” including the Impairment Charge, the Restructuring-Related Costs, the Excess Costs of Avonmore, the Bad Debt Expense, the Proceeds from Business Interruption Insurance Claim, and the Asbestos-Related Charge, which the Corporation believes are not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to income (loss) from continuing operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented non-GAAP adjusted income (loss) from continuing operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Non-GAAP adjusted income (loss) from continuing operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted income (loss) from continuing operations rather than GAAP loss from continuing operations. Among other things, the Excess Costs of Avonmore, which are excluded from the non-GAAP financial measure, necessarily reflect judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how the Corporation will conduct business following the sale of Avonmore, which was completed on September 30, 2019.

Forward-Looking Statements

Information presented under the heading “CEO Commentary” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the Corporation’s expectations based on a number of risks and uncertainties, including but not limited to the following: cyclical demand for products and economic downturns may reduce demand for the Corporation’s products; excess global capacity in the steel industry could lower prices for the Corporation’s products; economic or other factors may reduce the level of the Corporation’s export sales; the Corporation’s profitability could be reduced by increases in commodity prices or shortages of key production materials; a work stoppage or similar industrial action could disrupt the Corporation’s operations; restructuring activities of the Corporation may generate greater expenses or losses than currently anticipated; and the other risks described under the heading “Risk Factors” in the Corporation’s Annual Report on Form 10-K and other reports required to be filed by the Corporation under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Sales	$97,019	$95,822	$397,904	$419,432

Cost of products sold (excl. depreciation and amortization)	75,925	83,340	326,157	351,839
Selling and administrative	13,464	14,939	53,643	58,068
Depreciation and amortization	4,556	4,971	18,967	21,379
Impairment charge	—	—	10,082	—
Charge for asbestos litigation	—	32,910	—	32,910
Loss (gain) on disposal of assets	30	(260)	(37)	128

Total operating expenses	93,975	135,900	408,812	464,324

Income (loss) from continuing operations	3,044	(40,078)	(10,908)	(44,892)
Other income (expense) – net	868	(2,067)	2,541	1,085

Income (loss) from continuing operations before income taxes	3,912	(42,145)	(8,367)	(43,807)
Income tax (provision) benefit	(392)	615	(2,108)	(268)
Gain on sale of joint venture	—	500	—	500

Net income (loss) from continuing operations	3,520	(41,030)	(10,475)	(43,575)
Loss from discontinued operations, net of tax	(54)	(18,679)	(9,085)	(23,901)

Net income (loss)	3,466	(59,709)	(19,560)	(67,476)
Less: Net income attributable to noncontrolling interest	391	534	1,426	1,859

Net income (loss) attributable to Ampco-Pittsburgh	$3,075	$(60,243)	$(20,986)	$(69,335)

Net income (loss) from continuing operations per common share attributable to Ampco-Pittsburgh:
Basic	$0.25	$ (3.33)	$ (0.95)	$ (3.65)

Diluted	$0.25	$ (3.33)	$ (0.95)	$ (3.65)

Loss from discontinued operations, net of tax, per common share attributable to Ampco-Pittsburgh:
Basic	$(0.00)	$(1.49)	$(0.72)	$(1.92)

Diluted	$(0.00)	$(1.49)	$(0.72)	$(1.92)

Net income (loss) per common share attributable to Ampco-Pittsburgh:
Basic	$0.24	$(4.82)	$(1.67)	$(5.57)

Diluted	$0.24	$(4.82)	$(1.67)	$(5.57)

Weighted-average number of common shares outstanding:
Basic	12,646	12,495	12,590	12,448

Diluted	12,692	12,495	12,590	12,448

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income (loss) from continuing operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three and twelve months ended December 31, 2019, and 2018:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Income (loss) from continuing operations, as reported (GAAP)	$3,044	$(40,078)	$(10,908)	$(44,892)
Impairment Charge (1)	—	—	10,082	—
Restructuring-Related Costs (2)	697	602	2,350	981
Excess Costs of Avonmore (3)	—	3,689	4,572	9,349
Bad Debt Expense (4)	—	—	1,366	—
Proceeds from Business Interruption Insurance Claim (5)	(1,803)	—	(1,803)	—
Asbestos-Related Charge (6)	—	32,910	—	32,910

Income (loss) from continuing operations, as adjusted (Non-GAAP)	$1,938	$(2,877)	$5,659	$(1,652)

(1)

Represents an impairment charge recognized in the first quarter of 2019 to record certain assets of Avonmore to their estimated net realizable value less costs to sell in anticipation of their sale, which was completed in September 2019.

(2)	Represents professional fees associated with the Corporation’s overall restructuring plan and employee severance costs due to reductions in force.
(3)

Represents estimated net operating costs not expected to continue after the sale of certain assets of Avonmore, which was completed in September 2019. The estimated excess costs include judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how it will conduct business following the sale of Avonmore.

(4)	Represents bad debt expense for a British cast roll customer who filed for bankruptcy in 2019.
(5)	Represents business interruption insurance proceeds received in 2019 for equipment outages that occurred in 2018.
(6)

Represents an asbestos-related charge taken in 2018 to extend the estimated costs of pending and future asbestos claims, net of additional insurance recoveries, from 2026 through 2052, the estimated final date by which we expect to have settled all asbestos-related claims.